AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 2006

                                                     REGISTRATION NO. 333-117051

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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       ON
                                    FORM S-3
                                       TO
                                    FORM S-1

               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF
                                      1933

             ------------------------------------------------------

                              RAND LOGISTICS, INC.
             (Exact name of registrant as specified in its charter)
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                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)
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                                   20-1195343
                     (I.R.S. Employer Identification Number)
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         450 PARK AVENUE, 10TH FLOOR, NEW YORK, NY 10022 (212) 644-3450
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)
--------------------------------------------------------------------------------

      LAURENCE S. LEVY, RAND LOGISTICS, INC., 450 PARK AVENUE, 10TH FLOOR,
                            NEW YORK, NEW YORK 10022
                                 (212) 644-3450
  COPIES TO: TODD J. EMMERMAN, KATTEN MUCHIN ROSENMAN LLP, 575 MADISON AVENUE,
       NEW YORK, NEW YORK 10022 (212) 940-8800; (212) 940-8776 (FACSIMILE)

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

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    FROM TIME TO TIME AFTER THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION
                           STATEMENT BECOMES EFFECTIVE

   (Approximate date of commencement of proposed sale of the securities to the public)

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      If the only Securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
|_|

      If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than Securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this form is filed to register additional Securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

      If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. |_|

      If this is a post-effective amendment to a registration filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. |_|

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

                                EXPLANATORY NOTE

This Post-Effective Amendment No. 1 on Form S-3 contains an updated prospectus relating to the offering and sale of shares of common stock issuable upon exercise of warrants that were issued to public investors in connection with the registrant's initial public offering (together with certain other securities of the registrant) initially registered by Rand Acquisition Corporation, the former name of the registrant, on the Registration Statement on Form S-1 (File No. 333-117051) declared effective by the Securities and Exchange Commission on August 27, 2004. This Post-Effective Amendment No. 1 on Form S-3 is being filed to convert such Registration Statement on Form S-1 into a Registration Statement on Form S-3. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statement.

================================================================================
The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
================================================================================

                   Subject to Completion, dated May 17, 2006

Prospectus

                              Rand Logistics, Inc.
                               9,200,000 Shares of
                                  Common Stock

This prospectus relates to 9,200,000 shares of our common stock, par value $0.0001 per share, which are issuable upon the exercise of warrants originally issued in a public offering pursuant to a prospectus dated October 27, 2004. In order to obtain the shares, the holders of the warrants must pay an exercise price of $5.00 per share. We will receive proceeds from the exercise of the warrants but not from the sale of the underlying common stock.

In connection with Rand Acquisition Corporation's initial public offering, Rand sold to EarlyBirdCapital, Inc., who acted as the representative of the underwriters in such offering, an option to purchase up to 300,000 units at a purchase price of $9.90 per unit. The units issuable upon exercise of the option are identical to the units that were offered in such offering except that the warrants included in the option have an exercise price of $6.25 per share. The registration statement of which this prospectus forms a part also covers the units underlying the option, the shares of common stock and the warrants included as part of such units and the shares of common stock underlying the warrants included as part of such units.

Our shares of common stock are currently traded on the Over-the-Counter Bulletin Board under the symbol "RAQC.OB." On May 8, 2006, the closing sale price of the common stock was $6.12.

An investment in these securities involves a high degree of risk. See "Risk Factors" beginning on page 3 to read about factors you should consider before buying shares of our common stock.

These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                    The date of this prospectus is     , 2006

TABLE OF CONTENTS

                                                                            Page

COMPANY OVERVIEW                                                               1

THE OFFERING                                                                   2

RISK FACTORS                                                                   3

FORWARD-LOOKING STATEMENTS                                                    11

USE OF PROCEEDS                                                               11

DETERMINATION OF OFFERING PRICE                                               11

DESCRIPTION OF WARRANTS                                                       11

PLAN OF DISTRIBUTION                                                          12

LEGAL MATTERS                                                                 12

EXPERTS                                                                       12

WHERE YOU CAN FIND MORE INFORMATION                                           12

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE                             12

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus.

--------------------------------------------------------------------------------
                                COMPANY OVERVIEW

      Rand Logistics, Inc. (formerly Rand Acquisition Corporation) was formed on June 2, 2004 as a blank check company to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. On November 2, 2004, we closed our initial public offering of 4,000,000 units with each unit consisting of one share of our common stock and two warrants, each to purchase one share of our common stock at an exercise price of $5.00 per share. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $24,000,000. On November 3, 2004, we sold an additional 600,000 units pursuant to the underwriters' over-allotment option raising additional gross proceeds of $3,600,000. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to us from the offering were approximately $24,605,000.

      On March 3, 2006, we acquired all of the outstanding shares of capital stock of Lower Lakes Towing Ltd., a Canadian corporation which, with its subsidiary Lower Lakes Transportation Company, provides bulk freight shipping services throughout the Great Lakes region. As part of the acquisition of Lower Lakes, we also acquired Lower Lakes affiliate, Grand River Navigation Company, Inc. Prior to the acquisition, we did not conduct, or have any investment in, any operating business. In this discussion of Rand's business, unless the context otherwise requires, references to Rand include Rand and its direct and indirect subsidiaries, and references to Lower Lakes' business or the business of Lower Lakes mean the combined businesses of Lower Lakes, Lower Lakes Transportation and Grand River.

      Rand's shipping business is operated in Canada by Lower Lakes and in the United States by Lower Lakes Transportation. Lower Lakes was organized in March 1994 under the laws of Canada to provide marine transportation services to dry bulk goods suppliers and purchasers operating in ports in the Great Lakes that were restricted in their ability to receive larger vessels. Lower Lakes has grown from its origin as a small tug and barge operator to a full service shipping company with a fleet of eight cargo-carrying vessels. From its exclusively Canadian beginnings, Lower Lakes has also grown to offer domestic services to both Canadian and U.S. customers as well as cross-border routes. Lower Lakes services the construction, electric utility and integrated steel industries through the transportation of limestone, coal, iron ore, salt, grain and other dry bulk commodities.

      We believe that Lower Lakes is the only company providing significant domestic port-to-port services to both Canada and the United States in the Great Lakes region. Lower Lakes maintains this operating flexibility by operating both U.S. and Canadian flagged vessels in compliance with the Shipping Act, 1916, and the Merchant Marine Act, 1920, commonly referred to as the Jones Act, in the U.S. and the Coasting Trade Act (Canada) in Canada.

      Lower Lakes' fleet consists of four self-unloading bulk carriers in Canada and three self-unloading bulk carriers as well as a tug and a self-unloading barge in the U.S. Lower Lakes owns three of the four Canadian vessels and its wholly-owned subsidiary, Port Dover Steamship Company Inc., owns the fourth and charters it to Lower Lakes. Lower Lakes Transportation time charters the five vessels in the U.S. from Grand River, which owns three of the U.S. flagged vessels and charters the fourth and the barge from a third party under long term charter arrangements.

      Lower Lakes is a leader in the provision of River Class bulk freight shipping services throughout the Great Lakes, operating more than one-third of all River Class vessels servicing the Great Lakes and the majority of boom-forward equipped vessels in this category. Boom forward self-unloading vessels - those with their booms located in front of the cargo holds - offer greater accessibility for delivery of cargo to locations where only forward access is possible. Seven of the vessels used in Lower Lakes' operations are boom forward self-unloaders and one vessel is a boom aft self-unloader. River Class vessels - which represent the smaller end of Great Lakes vessels with maximum dimensions of approximately 650 feet in length and 72 feet in beam and carrying capacities of 15,000 to 20,000 tons - are ideal for customers seeking to move significant quantities of dry bulk product to ports which restrict non-River Class vessels due to size and capacity constraints. Of the 36 Canadian self-unloading vessels currently in operation, seven are River Class, each of which is boom forward. Lower Lakes operates three of these vessels. The U.S. Great Lakes fleet includes 12 River Class vessels, four boom forward, eight boom aft. Lower Lakes Transportation operates four of the boom forward vessels, one of which is the barge.

Our principal executive offices are located at 450 Park Avenue, 10th Floor, New York, NY 10022 and our telephone number is (212) 644-3450.
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                                       1

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
                                  THE OFFERING

Securities Offered#                                  9,200,000 shares of common stock, underlying warrants with an exercise price of $5.00 per share. The warrants expire
                                                     on October 26, 2008, at 5:00 p.m., New York City time.

Common Stock#

  Number outstanding before this offering            5,600,000
  Number to be outstanding after this offering       14,800,000, assuming the exercise of all of the warrants

OTCBB symbol for our common stock                    RAQC.OB

Offering proceeds#                                   Assuming the exercise of all warrants, we will receive gross proceeds of $46,000,000.  We intend to use the proceeds
                                                     from the exercise of warrants for working capital, operating expenses and other general corporate purposes

----------
# Does not give effect to the option held by EarlyBirdCapital, who acted as the representative of the underwriters in connection with Rand's initial public offering. The option is exercisable for up to 300,000 units at a purchase price of $9.90 per unit. The units issuable upon exercise of the option are identical to the units that were offered in such offering except that the warrants included in the option units have an exercise price of $6.25 per share.

--------------------------------------------------------------------------------


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

                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline and you may lose all or part of your investment.

Our business is dependent upon key personnel whose loss may adversely impact our business.

      We depend on the expertise, experience and continued services of Lower Lakes' senior management employees, especially Scott Bravener, its President. Bravener has acquired specialized knowledge and skills with respect to Lower Lakes and its operations and most decisions concerning the business of Lower Lakes will be made or significantly influenced by him. Although Lower Lakes maintains life insurance with respect to Bravener, the proceeds of such insurance may not be adequate to compensate Lower Lakes in the event of Bravener's death. The loss of Bravener or other senior management employees, or an inability to attract or retain other key individuals, could materially adversely affect our business. We seek to compensate and incentivize executives, as well as other employees, through competitive salaries and bonus plans, but there can be no assurance that these programs will allow us to retain key employees or hire new key employees. As a result, if Bravener were to leave Lower Lakes, we could face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any such successor obtains the necessary training and experience.

Our officers and directors may allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs.

      Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. Laurence S. Levy, our sole executive officer, is engaged in several other business endeavors and is not obligated to contribute any specific number of hours per week to our affairs.

Some of our officers and directors may have conflicts of interest in business opportunities.

      Some of our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities with which they are or may be affiliated. Each of Laurence S. Levy, our chairman of the board and chief executive officer, and Isaac Kier, one of our directors, has contractual obligations that require them to present appropriate business opportunities to other entities prior to presenting them to us for our consideration. Additionally, due to our officers and directors existing affiliations with other entities, they may have fiduciary obligations to present potential business opportunities to those entities in addition to presenting them to us which could cause additional conflicts of interest. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For example, Mr. Levy has a pre-existing contractual and fiduciary obligation to Ozburn-Hessey Logistics, LLC, of which he is a director and consultant. Mr. Levy's contractual obligations include limiting his ability to present to us potential business combination partners in certain industries that we intend to focus on. Mr. Kier has a pre-existing contractual and fiduciary obligation to Tremisis Energy Acquisition Corporation, a blank check company seeking to acquire an operating business in either the energy or environmental industries and their related infrastructures.

Capital expenditures and other costs necessary to operate and maintain Lower Lakes' vessels tend to increase with the age of the vessel and may also increase due to changes in governmental regulations, safety or other equipment standards.

      Capital expenditures and other costs necessary to operate and maintain Lower Lakes' vessels tend to increase with the age of each vessel. Accordingly, it is likely that the operating costs of Lower Lakes' older vessels will increase. In addition, changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require Lower Lakes to make additional expenditures. For example, if the U.S. Coast Guard, Transport Canada or the American Bureau of Shipping (an independent classification society that inspects the hull and machinery of commercial ships to assess compliance with minimum criteria as set by U.S., Canadian and international regulations) enact new standards, Lower Lakes may be required to incur significant costs for alterations to its fleet or the addition of new equipment. In order to satisfy any such requirement, Lower Lakes may be required to take its vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable Lower Lakes to operate its older vessels profitably during the remainder of their anticipated economic lives.

If Lower Lakes is unable to fund its capital expenditures and winter work expenses, Lower Lakes may not be able to continue to operate some of its vessels, which would have a material adverse effect on our business.

      In order to fund Lower Lakes' capital expenditures and winter work expenses, we may be required to incur borrowings or raise capital through the sale of debt or equity securities. Our ability to access the capital markets for future offerings may be limited by our financial condition at the time of any such offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond its control. Our failure to obtain the funds for necessary future capital expenditures and winter work expenses would limit its ability to continue to operate some of its vessels and could have a material adverse effect on our business, results of operations and financial condition.

The climate in the Great Lakes region limits Lower Lakes' vessel operations to approximately nine months per year.

      Lower Lakes' operating business is seasonal, meaning that it experiences higher levels of activity in some periods of the year than in others. Ordinarily, Lower Lakes is able to operate its vessels on the Great Lakes for approximately nine months per year beginning in late March and continuing through December or mid-January. However, weather conditions and customer demand cause increases and decreases in the number of days Lower Lakes actually operates.

The shipping industry has inherent operational risks that may not be adequately covered by Lower Lakes' insurance.

      Lower Lakes maintains insurance on its fleet for risks commonly insured against by vessel owners and operators, including hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We can give no assurance that Lower Lakes will be adequately insured against all risks or that its insurers will pay a particular claim. Even if its insurance coverage is adequate to cover its losses, Lower Lakes may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, Lower Lakes may not be able to obtain adequate insurance coverage at reasonable rates for Lower Lakes' fleet. Lower Lakes may also be subject to calls, or premiums, in amounts based not only on its own claim record but also the claims record of all other members of the protection and indemnity associations through which Lower Lakes may receive indemnity insurance coverage. Lower Lakes' insurance policies will also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase its costs.

Lower Lakes is subject to certain credit risks with respect to its counterparties on contracts and failure of such counterparties to meet their obligations could cause us to suffer losses on such contracts decreasing revenues and earnings.

      Lower Lakes enters into Contracts of Affreightment (COAs) pursuant to which Lower Lakes agrees to carry cargoes, typically for industrial customers, who export or import dry bulk cargoes. Lower Lakes also enters into spot market voyage contracts, where Lower Lakes is paid a rate per ton to carry a specified cargo from point A to point B. All of these contracts subject Lower Lakes to counterparty credit risk. As a result, we are subject to credit risks at various levels, including with charterers, cargo interests, or terminal customers. If the counterparties fail to meet their obligations, Lower Lakes could suffer losses on such contracts which would decrease our revenues and earnings.

Lower Lakes may not be able to generate sufficient cash flows to meet its debt service obligations.

      Lower Lakes' ability to make payments on its indebtedness will depend on its ability to generate cash from its future operations. Lower Lakes business may not generate sufficient cash flow from operations or from other sources sufficient to enable it to repay its indebtedness and to fund its other liquidity needs, including capital expenditures and winter work expenses. The indebtedness of Lower Lakes under its new senior credit facility bears interest at floating rates, and therefore if interest rates increase, Lower Lakes' debt service requirements will increase. Lower Lakes may need to refinance or restructure all or a portion of its indebtedness on or before maturity. Lower Lakes may not be able to refinance any of its indebtedness, including the new senior credit facility, on commercially reasonable terms, or at all. If Lower Lakes cannot service or refinance its indebtedness, it may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, any of which could have a material adverse effect on our operations. Additionally, Lower Lakes may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

A default under Lower Lakes' indebtedness may have a material adverse effect on our financial condition.

      In the event of a default under Lower Lakes' indebtedness, including the indebtedness under its existing senior credit facility, the holders of the indebtedness generally would be able to declare all of such indebtedness, together with accrued interest, to be due and payable. In addition, borrowings under the existing senior credit facility are secured by a first priority lien on all of the assets of Lower Lakes, Lower Lakes Transportation and Grand River and, in the event of a default under that facility, the lenders generally would be entitled to seize the collateral. In addition, default under one debt instrument could in turn permit lenders under other debt instruments to declare borrowings outstanding under those other instruments to be due and payable pursuant to cross default clauses. Moreover, upon the occurrence of an event of default under the existing senior credit facility, the commitment of the lenders to make any further loans to us would be terminated. Accordingly, the occurrence of a default under any debt instrument, unless cured or waived, would likely have a material adverse effect on our results of operations.

Servicing debt could limit funds available for other purposes, such as the payment of dividends.

      Lower Lakes will use cash to pay the principal and interest on its debt as well as to fund required reserves for future capital expenditures and winter work expenses. These payments limit funds otherwise available for other purposes, including distributions of cash to our stockholders.

Lower Lakes' loan agreements contain restrictive covenants that will limit its liquidity and corporate activities.

      Lower Lakes' loan agreements impose operating and financial restrictions that limit Lower Lakes' ability to:

      o     incur additional indebtedness;

      o     create additional liens on its assets;

      o     make investments;

      o     engage in mergers or acquisitions;

      o     pay dividends; and

      o sell any of Lower Lakes' vessels or any other assets outside the ordinary course of business.

      Therefore, Lower Lakes will need to seek permission from its lender in order for Lower Lakes to engage in some corporate actions. Lower Lakes' lender's interests may be different from those of Lower Lakes, and no assurance can be given that Lower Lakes will be able to obtain its lender's permission when needed. This may prevent Lower Lakes from taking actions that are in its best interest.

Because Lower Lakes generates approximately 60% of its revenues, and incurs approximately 60% of its expenses, in Canadian dollars, exchange rate fluctuations could cause us to suffer exchange rate losses thereby increasing expenses and reducing income.

      Lower Lakes generates a portion of its revenues in Canadian dollars. Similarly, Lower Lakes incurs a portion of its expenses in Canadian dollars. This could lead to fluctuations in our net income due to changes in the value of the U.S. Dollar relative to the Canadian Dollar.

Lower Lakes depends upon unionized labor for its U.S. operations. Any work stoppages or labor disturbances could disrupt its business.

      Substantially all of Grand River's employees are unionized with the International Organization of Masters, Mates and Pilots, AFL-CIO. Any work stoppages or other labor disturbances could have a material adverse effect on our business, results of operations and financial condition.

A labor union has attempted to unionize Lower Lakes' Canadian employees.

      The Seafarers International Union of Canada, or SIU, has attempted without success to organize Lower Lakes' unlicensed employees in each of the past several years, and is attempting to do so again. SIU and Lower Lakes recently completed a proceeding before the Canada Industrial Relations Board, or CIRB. One outcome of the proceeding was a settlement to the effect that in exchange for union organizers ceasing attempts to access Lower Lakes vessels, the union would be granted access to each vessel for a one hour information session in the presence of a labor board officer and that employee attendance would be strictly voluntary. The process would be repeated in approximately one calendar year, and the union would not be allowed access to the vessels or customer facilities at any other time. Although we believe that support for this union is low, if SIU is successful in organizing a union among Lower Lakes' Canadian employees, it could result in increased labor costs for Lower Lakes, which could have a material adverse effect on our results of operations.

Lower Lakes employees are covered by U.S. Federal laws that may subject it to job-related claims in addition to those provided by state laws.

      All of Lower Lakes' U.S. seagoing employees are covered by provisions of the Shipping Act, 1916, and the Merchant Marine Act, 1920, commonly referred to as the Jones Act, and general maritime law. These laws typically operate to make liability limits established by state workers' compensation laws inapplicable to these employees and to permit these employees and their representatives to pursue actions against employers for job-related injuries in Federal courts. Because Lower Lakes is not generally protected by the limits imposed by state workers' compensation statutes, Lower Lakes has greater exposure for claims made by these employees as compared to employers whose employees are not covered by these provisions.

Restriction on foreign ownership and possible required divestiture of stock.

      Under U.S. maritime laws, in order for us to maintain our eligibility to own and operate vessels in the U.S. domestic trade, 75% of our outstanding capital stock and voting power is required to be held by U.S. citizens. Although our amended and restated certificate of incorporation contains provisions limiting non-citizenship ownership of our capital stock, we could lose its ability to conduct operations in the U.S. domestic trade if such provisions prove unsuccessful in maintaining the required level of citizen ownership. Such loss would have a material adverse effect on our result of operations. If our board of directors determines that persons who are not citizens of the U.S. own more than 23% of our outstanding capital stock or more than 23% of our voting power, we may redeem such stock or, if redemption is not permitted by applicable law or if our board of directors, in its discretion, elects not to make such redemption, we may require the non-citizens who most recently acquired shares to divest such excess shares to persons who are U.S. citizens in such manner as our board of directors directs. The required redemption would be at a price equal to the average closing price during the preceding 30 trading days, which price could be materially different from the current price of the common stock or the price at which the non-citizen acquired the common stock. If a non-citizen purchases the common stock, there can be no assurance that he will not be required to divest the shares and such divestiture could result in a material loss. Such restrictions and redemption rights may make Rand's equity securities less attractive to potential investors, which may result in Rand's publicly traded common stock having a lower market price than it might have in the absence of such restrictions and redemption rights.

Our outstanding warrants may have an adverse effect on the market price of common stock and make it more difficult to obtain future public financing.

      We currently have outstanding warrants to purchase 9,200,000 shares of common stock and an option to purchase 300,000 shares of common stock and warrants to purchase an additional 600,000 shares of common stock. The sale, or even the possibility of sale, of the shares underlying the warrants and options could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants and options are exercised, you may experience dilution to your holdings.

The conversion of our series A convertible preferred stock will result in significant and immediate dilution of our existing stockholders and the book value of their common stock.

      The shares of series A convertible preferred stock issued in connection with the acquisition of Lower Lakes are convertible into 2,419,354 shares of our common stock, which, on an "as converted" basis, represents approximately 30.2% of our aggregate outstanding common stock. The conversion price of our series A convertible preferred stock is subject to weighted average anti-dilution provisions whereby, if Rand issues shares in the future for consideration below the existing conversion price of $6.20, then the conversion price of the series A convertible preferred stock would automatically be decreased, allowing the holders of the series A convertible preferred stock to receive additional shares of common stock upon conversion. Upon any conversion of the series A convertible preferred stock, the equity interests of our existing common stockholders, as a percentage of the total number of the outstanding shares of our common stock, and the net book value of the shares of our common stock will be significantly diluted.

If our founding officers and directors exercise their registration rights, it may have an adverse effect on the market price our common stock.

      Our founding officers and directors and their affiliates and associates to whom shares of our common stock were issued prior to our initial public offering are entitled to demand that we register the resale of their shares of common stock at any time after October 27, 2007. If our founders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 1,000,000 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock.

Our securities are quoted on the OTC Bulletin Board, which limits the liquidity and price of our securities.

      Our securities are traded on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included on The Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board limits the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange.

Future acquisitions of vessels or businesses by Rand or Lower Lakes would subject Rand and Lower Lakes to additional business, operating and industry risks, the impact of which cannot presently be evaluated, and could adversely impact Rand's or Lower Lakes' capital structure.

      Rand intends to pursue other acquisition opportunities in an effort to diversify its investments and/or grow Lower Lakes' business. While neither Rand nor Lower Lakes is presently committed to any additional acquisition, Rand is currently actively pursuing one or more potential acquisition opportunities. Acquisitions may be of individual or groups of vessels or of businesses operating in the shipping or other industries. Following the acquisition of Lower Lakes, Rand will not be limited to any particular industry or type of business that it may acquire. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular business or assets that Rand may acquire, or of the industry in which such business operates. To the extent Rand acquires a financially unstable business, we may be affected by numerous risks inherent in the acquired business's operations. If Rand acquires a business in an industry characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry. Although Rand's management will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors.

      In addition, the financing of any acquisition completed by Rand could adversely impact Rand's capital structure as any such financing would likely include the issuance of additional equity securities and/or the borrowing of additional funds. The issuance of additional equity securities may significantly reduce the equity interest of existing stockholders and/or adversely affect prevailing market prices for Rand's common stock. Increasing Rand's indebtedness could increase the risk of a default that would entitle the holder to declare all of such indebtedness due and payable and/or to seize any collateral securing the indebtedness. In addition, default under one debt instrument could in turn permit lenders under other debt instruments to declare borrowings outstanding under those other instruments to be due and payable pursuant to cross default clauses. Accordingly, the financing of future acquisitions could adversely impact our capital structure and your equity interest in Rand.

      Except as required by law or the rules of any securities exchange on which our securities might be listed at the time we seek to consummate an acquisition, you will not be asked to vote on any proposed acquisition and you will not be entitled to exercise conversion rights in connection with any such acquisition.

                   Risks Associated with the Shipping Industry

The cyclical nature of the Great Lakes dry bulk shipping industry may lead to decreases in shipping rates, which may reduce Lower Lakes' revenue and earnings.

      The shipping business, including the dry cargo market, has been cyclical in varying degrees, experiencing fluctuations in charter rates, profitability and, consequently, vessel values. Rand anticipates that the future demand for Lower Lakes' dry bulk carriers and dry bulk charter rates will be dependent upon continued demand for imported commodities, economic growth in the United States and Canada, seasonal and regional changes in demand, and changes to the capacity of the Great Lakes fleet which cannot be predicted. Adverse economic, political, social or other developments could decrease demand and growth in the shipping industry and thereby reduce revenue and earnings. Fluctuations, and the demand for vessels, in general, have been influenced by, among other factors:

      o     global and regional economic conditions;

      o     developments in international and Great Lakes trade;

      o changes in seaborne and other transportation patterns, such as port congestion and canal closures;

      o     weather and crop yields;

      o     political developments; and

      o     embargoes and strikes.

The market values of Lower Lakes' vessels may decrease, which could cause Lower Lakes to breach covenants in its credit facility and which could reduce earnings and revenues as a result of potential foreclosures.

      Vessel values are influenced by several factors, including:

      o changes in environmental and other regulations that may limit the useful life of vessels;

      o     changes in Great Lakes dry bulk commodity supply and demand;

      o     types and sizes of vessels;

      o     development of and increase in use of other modes of transportation;

      o     governmental or other regulations; and

      o     prevailing level of charter rates.

      If the market values of Lower Lakes' owned vessels decrease, Lower Lakes may breach some of the covenants contained in its new credit facility. If Lower Lakes does breach such covenants and Lower Lakes is unable to remedy the relevant breach, its lenders could accelerate its debt and foreclose on the collateral, including Lower Lakes' vessels. Any loss of vessels would significantly decrease the ability of Rand to generate revenue and income. In addition, if the book value of a vessel is impaired due to unfavorable market conditions, or a vessel is sold at a price below its book value, Rand would incur a loss that would reduce earnings.

A failure to pass inspection by classification societies and regulators could result in one or more vessels being unemployable unless and until they pass inspection, resulting in a loss of revenues from such vessels for that period and a corresponding decrease in earnings, which may be material.

      The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry, as well as being subject to inspection by shipping regulatory bodies such as Transport Canada. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the United Nations Safety of Life at Sea Convention. Lower Lakes' owned fleet is currently enrolled with the American Bureau of Shipping.

      A vessel must undergo Annual Surveys, Intermediate Surveys, and Special Surveys by its classification society, as well as periodic inspections by shipping regulators. As regards classification surveys, in lieu of a Special Survey, a vessel's machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Lower Lakes' vessels are on Special Survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be drydocked every four to five years for inspection of the underwater parts of such vessel.

      Due to the age of several of the vessels, the repairs and remediations required in connection with such classification society surveys and other inspections may be extensive and require significant expenditures. Additionally, until such time as certain repairs and remediations required in connection with such surveys and inspections are completed (or if any vessel fails such a survey or inspection), the vessel may be unable to trade between ports and, therefore, would be unemployable. Any such loss of the use of a vessel could have an adverse impact on Rand's revenues, results of operations and liquidity, and any such impact may be material.

Lower Lakes' business would be adversely affected if Lower Lakes failed to comply with U.S. maritime laws or the Coasting Trade Act (Canada) provisions on coastwise trade, or if those provisions were modified or repealed.

      Rand is subject to the Shipping Act, 1916, and the Merchant Marine Act, 1920, commonly referred to as the Jones Act, and other U.S. laws and the Coasting Trade Act (Canada) that restrict domestic maritime transportation to vessels operating under the flag of the subject state. In the case of the United States, in addition, the vessels must have been built in the United States, be at least 75% owned and operated by U.S. citizens and manned by U.S. crews. Compliance with the foregoing legislation increase the operating costs of the vessels. With respect to its U.S. flag vessels, Rand will be responsible for monitoring the ownership of its capital stock to ensure compliance with U.S. maritime laws. If Rand does not comply with these restrictions, Rand will be prohibited from operating its vessels in U.S. coastwise trade, and under certain circumstances Rand will be deemed to have undertaken an unapproved foreign transfer, resulting in severe penalties, including permanent loss of U.S. coastwise trading rights for its vessels, and fines or forfeiture of the vessels.

      Over the past decade, interest groups have lobbied Congress to modify or repeal U.S. maritime laws so as to facilitate foreign flag competition. Foreign vessels generally have lower construction costs and generally operate at significantly lower costs than vessels in the U.S. markets, which would likely result in reduced charter rates. Rand believes that continued efforts will be made to modify or repeal these laws. If these efforts are successful, it could result in significantly increased competition and have a material adverse effect on our business, results of operations and financial condition.

We may be unable to maintain or replace our vessels as they age.

      As of December 31, 2005, the average age of the vessels operated by Lower Lakes was approximately 60 years. The expense of maintaining, repairing and upgrading Lower Lakes' vessels typically increases with age, and after a period of time the cost necessary to satisfy required marine certification standards may not be economically justifiable. There can be no assurance that Lower Lakes will be able to maintain its fleet by extending the economic life of existing vessels, or that our financial resources will be sufficient to enable us to make expenditures necessary for these purposes. In addition, the supply of replacement vessels is very limited and the costs associated with acquiring a newly constructed vessel are prohibitively high. In the event that Lower Lakes were to lose the use of any its vessels, our financial performance would be adversely affected.

Lower Lakes is subject to environmental laws that could require significant expenditures both to maintain compliance with such laws and to pay for any uninsured environmental liabilities resulting from a spill or other environmental disaster.

      The shipping business and vessel operation are materially affected by government regulation in the form of international conventions, United States and Canadian treaties, national, state, provincial, and local laws, and regulations in force in the jurisdictions in which vessels operate. Because such conventions, treaties, laws and regulations are often revised, Rand cannot predict the ultimate cost of compliance or its impact on the resale price or useful life of Lower Lakes' vessels. Additional conventions, treaties, laws and regulations may be adopted which could limit Rand's ability to do business or increase the cost of its doing business, which may materially adversely affect its operations, as well as the shipping industry generally. Lower Lakes is required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, and certificates with respect to its operations and any increased cost in connection with obtaining such permits, licenses and certificates, or the imposition on Lower Lakes of the obligation to obtain additional permits, licenses and certificates, could adversely affect Rand's results of operations.

      Canada has adopted a regime of strict liability for oil pollution damage coming out of ships (Part 6 of the Marine Liability Act). In case of non-tanker vessels, such as Lower Lakes' vessels, a vessel's registered owner is strictly liable for pollution damage caused on the Canadian territory, in Canadian territorial waters or in Canada's exclusive economic zone by oil of any kind or in any form including petroleum, fuel oil, sludge, oil refuse and oil mixed with wastes, subject to certain defenses. The liability of the shipowner is, however, limited in accordance with the provisions of the Convention on Limitation of Liability for Maritime Claims, 1976, as amended by the Protocol of 1996. Pursuant to this Convention, the shipowner can limit its liability to (i) 1 million Special Drawing Right, or SDR, as defined by the International Monetary Fund for the first 2,000 tons of tonnage, (ii) 400 SDR for each additional ton up to 30,000 tons of tonnage, (iii) 300 SDR for each additional ton up to 70,000 tons of tonnage and (iv) 200 SDR for each additional ton of tonnage. In addition to the Marine Liability Act, Lower Lakes' vessels are also subject to other Canadian laws and regulations that contain significant fine and penalty provisions relating to the marine environment, pollution and discharges of hazardous substances, including the Migratory Birds Convention Act, the Canadian Environmental Protection Act, 1999, and the Fisheries Act.

      The United States Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in United States waters, which includes the Great Lakes and their connecting and tributary waterways. Under OPA, vessel owners, operators and bareboat charterers are "responsible parties" and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from vessel discharges of oil of any kind or in any form.

      Lower Lakes currently maintains pollution liability coverage insurance. However, if the damages from a catastrophic incident exceed this insurance coverage, it could have a significant adverse impact on Rand's cash flow, profitability and financial position.

Lower Lakes is subject to vessel security regulations and will incur costs to comply with recently adopted regulations and may be subject to costs to comply with similar regulations which may be adopted in the future in response to terrorism.

      Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea, or SOLAS, created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect in July 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created ISPS Code. Among the various requirements are:

      o on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

      o     the development of vessel security plans; and

      o     compliance with flag state security certification requirements.

      The U.S. Coast Guard regulations are intended to be aligned with these international maritime security standards. Although Rand does not believe these additional requirements will have a material financial impact on Lower Lakes' operations, Rand cannot assure you that there will be no interruption in operations to bring vessels into compliance with the applicable requirements and any such interruption could cause a decrease in revenues.

The operation of Lower Lakes' vessels is dependent on the price and availability of fuel. Continued periods of historically high fuel costs may materially adversely affect Rand's operating results.

      Rand's operating results may be significantly impacted by changes in the availability or price of fuel for Lower Lakes' vessels. Fuel prices have increased substantially since 2004. Although price escalation clauses form part of substantially all of Lower Lakes' contracts of affreightment, which enable Lower Lakes to pass the majority of its increased fuel costs on to its customers, these measures may not be sufficient to enable Lower Lakes to fully recoup increased fuel costs or assure the continued availability of its fuel supplies. Although we are currently able to obtain adequate supplies of fuel, it is impossible to predict the price of fuel. Political disruptions or wars involving oil-producing countries, changes in government policy, changes in fuel production capacity, environmental concerns and other unpredictable events may result in fuel supply shortages and additional fuel price increases in the future. There can be no assurance that Lower Lakes will be able to fully recover its increased fuel costs by passing these costs on to its customers. In the event that Lower Lakes is unable to do so, Rand's operating results will be adversely affected.

Governments could requisition Lower Lakes' vessels during a period of war or emergency, resulting in loss of revenues and earnings from such requisitioned vessels.

      The United States or Canada could requisition title or seize Lower Lakes' vessels during a war or national emergency. Requisition of title occurs when a government takes a vessel and becomes the owner. A government could also requisition Lower Lakes vessels for hire, which would result in the government's taking control of a vessel and effectively becoming the charterer at a dictated charter rate. Requisition of one or more of Lower Lakes' vessels would have a substantial negative effect on Rand, as Rand would potentially lose all or substantially all revenues and earnings from the requisitioned vessels and permanently lose the vessels. Such losses might be partially offset if the requisitioning government compensated Rand for the requisition.

The operation of Great Lakes-going vessels entails the possibility of marine disasters including damage or destruction of the vessel due to accident, the loss of a vessel due to piracy or terrorism, damage or destruction of cargo and similar events that may cause a loss of revenue from affected vessels and damage Lower Lakes' business reputation, which may in turn, lead to loss of business.

      The operation of Great Lakes-going vessels entails certain inherent risks that may adversely affect Lower Lakes' business and reputation, including:

      o damage or destruction of vessel due to marine disaster such as a collision;

      o     the loss of a vessel due to piracy and terrorism;

      o cargo and property losses or damage as a result of the foregoing or less drastic causes such as human error, mechanical failure and bad weather;

      o     environmental accidents as a result of the foregoing; and

      o business interruptions and delivery delays caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions.

      Any of these circumstances or events could substantially increase Lower Lakes' costs, as for example, the costs of replacing a vessel or cleaning up a spill, or lower its revenues by taking vessels out of operation permanently or for periods of time. The involvement of Lower Lakes' vessels in a disaster or delays in delivery or damages or loss of cargo may harm its reputation as a safe and reliable vessel operator and cause it to lose business.

      If Lower Lakes' vessels suffer damage, they may need to be repaired at Lower Lakes' cost at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. Lower Lakes may have to pay drydocking costs that insurance does not cover. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, could decrease its revenues and earnings substantially, particularly if a number of vessels are damaged or drydocked at the same time.

Maritime claimants could arrest Lower Lakes' vessels, which could interrupt its cash flow.

      Crew members, suppliers of goods and services to a vessel, shippers of cargo, and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages against such vessel. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of Lower Lakes' vessels could interrupt its cash flow and require it to pay large sums of funds to have the arrest lifted.

                           FORWARD LOOKING STATEMENTS

      This prospectus and other documents we file with the SEC contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements concerning our expected results of operations, financial resources or our projected plans for the expansion of our business, as well as other estimates relating to future operations. Words or phrases of expectation or uncertainty like "expect," "believe," "continue," "anticipate," "estimate," "may," "will," "could," "opportunity," "future," "project," variations of such words and similar expressions are intended to identify "forward-looking statements," although not all forward-looking statements contain these identifying words.

      Statements that are not historical facts are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections for our business and the industry and markets in which we compete. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements.

      We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. In addition, we advise you that the factors listed in the "Risk Factors" section beginning on page 3, as well as other factors we have not currently identified, could affect our financial or other performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any forward-looking statement. We will not undertake and specifically decline any obligation to publicly release revisions to these forward-looking statements to reflect either circumstances after the date of the statements or the occurrence of events which may cause us to re-evaluate our forward-looking statements, except as may be required by law.

                                 USE OF PROCEEDS

      Assuming the exercise of all the warrants, we will receive gross proceeds of $46,000,000. We intend to use the proceeds from the exercise of the warrants for working capital, operating expenses and other general corporate purposes. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants.

                         DETERMINATION OF OFFERING PRICE

      The offering price of the shares of comment stock offered hereby is determined by reference to the exercise prices of the warrants. The exercise price of the warrants is $5.00 per share.

                           DESCRIPTION OF THE WARRANTS

      A complete description of the terms of the warrants is set forth in the Warrant Agreement between us and Continental Stock Transfer & Trust Company, as warrant agent. The form of Warrant Agreement and the form of certificate for the warrants are attached as Exhibits 4.3 and 4.2, respectively, and incorporated by reference herein. The following description of the warrants does not purport to be complete and is qualified in its entirety by reference to such exhibits.

      Each warrant allows its holder to purchase one fully paid and non-assessable share of our common stock at the price of $5.00 per share. The warrants expire on October 26, 2008. We may call the warrants for redemption, in whole and not in part, at a price of $.01 per warrant at any time after the warrants become exercisable, upon not less than 30 days' prior written notice of redemption to each warrantholder, and if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders.

      The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

      The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

      No warrants will be exercisable unless at the time of exercise a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. We have agreed to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants, under the terms of the warrant agreement. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

      No fractional shares will be issued upon exercise of the warrants. However, if a warrantholder exercises all warrants then owned of record by him, we will pay to the warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.

      EarlyBirdCapital, who acted as the representative to the underwriters in connection with Rand's initial public offering, holds an opton to purchase up to 300,000 units at a purchase price of $9.90 per unit. Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.25. If the option is exercised in full, we would receive gross proceeds of $2,970,000 and issue an additional 300,000 units consisting of 300,000 shares of our common stock and 600,000 warrants. If all of these warrants are exercised, we would issue an additional 600,000 shares of our common stock and receive additional gross proceeds of $3,750,000.

      The underwriter's option was purchased for $100 and became exercisable in March, 2005, upon the consummation of the acquisition of Lower Lakes Towing Ltd. The underwriter's option expires on October 12, 2009.

                              PLAN OF DISTRIBUTION

      Pursuant to the terms of the warrants, the shares of common stock will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company.

                                  LEGAL MATTERS

      The validity of the common stock we are offering by this prospectus was passed upon for us by Graubard Miller, New York, NY.

                                     EXPERTS

      Goldstein Golub Kessler LLP have audited our consolidated financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the Registration Statement. Our financial statements are incorporated by reference in reliance on Goldstein Golub Kessler LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a Post-Effective Amendment on Form S-3 to Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information with respect to us and the common stock offered by this prospectus, please see the registration statement and exhibit filed with the registration statement. You may also contact us directly at Rand Logistics, Inc., 450 Park Avenue, 10th Floor, New York, NY, 10022 or by calling (212) 644-3450.

      You may also read and copy any materials we have filed with the SEC at the SEC's Public Reference Room, located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. In addition, our reports, proxy and information statements have been filed electronically with the SEC which can be accessed at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      We are incorporating by reference certain information that we have filed with the SEC under the informational requirements of the Exchange Act, which means that we are disclosing it to you by referring to another document filed separately with the SEC. The information contained in the documents we are incorporating by reference is considered to be a part of this prospectus, and the information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference in this prospectus. Accordingly, we incorporate by reference:

      (1) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005;

      (2) Our Current Reports on Form 8-K filed on January 3, 2006, January 13, 2006, January 31, 2006, February 2, 2006, March 1, 2006, March
            9, 2006, March 10, 2006, April 21, 2006, May 3, 2006, and May 4,
            2006; and

      (3) The description of our common stock, par value $0.0001 per share, contained in the Section "Description of Rand's securities following the Acquisition," incorporated by reference from our definitive Proxy Statement filed on February 2, 2006 into our Amended Registration Statement on Form 8-A/A, filed on May 10, 2006, including any amendment or report filed for the purpose of updating the description of our common stock.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

                              RAND LOGISTICS, INC.
                           450 PARK AVENUE, 10TH FLOOR
                               NEW YORK, NY 10022
                                 (212) 644-3450

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.

--------------------------------------------------------------------------------

                              RAND LOGISTICS, INC.

                                9,200,000 SHARES

                                  COMMON STOCK


                              --------------------

                                   PROSPECTUS

                              --------------------

                                     , 2006

--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Expenses to be paid by us in connection with the issuance and distribution of the securities being registered are as follows:

Registration Fees                                                 $    5,828.80*
Legal Fees and Expenses                                               50,000.00
Accounting Fees and Expenses                                          15,000.00
Total                                                             $   70,828.80
                                                                  =============

----------
* Already paid. See Explanatory Note following cover page of this Post-Effective Amendment No. 1 on Form S-3 to Form S-1

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Registrant's Amended and Restated Certificate of Incorporation provides that to the extent permitted by the Delaware General Corporation Law, or the DGCL, directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(b)(7) of the DGCL, however, states that such a provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL relating to unlawful dividends, distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit.

      Section 145 of the DGCL empowers a Delaware corporation to indemnify its officers and directors and specific other persons to the extent and under the circumstances set forth therein.

      The Registrant's By-laws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that he is or was a director, officer, employee or agent of the Registrant (or serving in any such capacity with another business organization at the request of the Registrant) if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, such director, officer, employee or agent may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Registrant unless a court determines otherwise.

      The Registrant maintains insurance policies that insure its directors and officers against damages arising out of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as officers and directors.

ITEM 16. EXHIBITS.

See the Exhibit Index immediately following the signature pages, which is incorporated by reference herein.

Item 17. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 17, 2006.

                                            RAND LOGISTICS, INC.


                                            By: /s/ Laurence S. Levy
                                                --------------------------------

                                                Name:  Laurence S. Levy
                                                Title: Chairman of the Board and
                                                       Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                                   TITLE                              DATE
--------------------------      ------------------------------------------------

/s/ Laurence S. Levy            Chief Executive Officer and Director                May 17, 2006
--------------------------
Laurence S. Levy


/s/ Joseph W. McHugh, Jr.       Chief Financial Officer and principal accounting    May 17, 2006
--------------------------      officer
Joseph W. McHugh, Jr.


/s/ Scott Bravener              President, Lower Lakes Towing; Director, Rand       May 17, 2006
--------------------------
Scott Bravener


/s/ Isaac Kier                  Director                                            May 17, 2006
--------------------------
Isaac Kier


/s/ Sandeep D. Alva             Director                                            May 17, 2006
--------------------------
Sandeep D. Alva

                                  EXHIBIT INDEX

Exhibit Number         Description
--------------         -----------

2.1**                  Stock Purchase Agreement, dated as of September 2, 2005,
                       among the Registrant, LL Acquisition Corp. and the
                       stockholders of Lower Lakes Towing Ltd., and amendments
                       thereto. Filed as Annex A to the Registrant's Definitive
                       Proxy Statement (File No. 000-50908); filed February 2,
                       2006 and incorporated by reference.
4.1**                  Specimen Common Stock certificate
4.2**                  Specimen Warrant Certificate
4.3**                  Form of Warrant Agreement between Continental Stock
                       Transfer & Trust Company and the Registrant
5.1**                  Opinion of Graubard Miller  regarding the validity of the
                       Common Stock being registered
23.1                   Consent of  Graubard Miller (contained in Exhibit 5.1)
23.2*                  Consent of Goldstein Golub Kessler LLP

*    Filed herewith.

**   Previously filed.